Exhibit 10.1

SUPPLY AGREEMENT

THIS AGREEMENT (the “Agreement”), entered into as of this 24th day of January 2006 (the “Effective Date”), by and among Cambrex Charles City, Inc. (“CCC”), a corporation organized under the laws of Iowa with a place of business at 1205 11th Street, Charles City, Iowa 50616-3466, Genzyme Corporation, a Massachusetts corporation with a place of business at 500 Kendall Street, Cambridge, Massachusetts 02142 (“Genzyme” or “Purchaser”).

W I T N E S S E T H:

WHEREAS, on November 9, 1999, Salsbury Chemicals, Inc. (nka Cambrex Charles City, Inc.) and GelTex Pharmaceuticals, Inc. entered into a Supply Agreement governing the supply of Polyallylamine Hydrochloride (PAA) to GelTex by CCC (the “1999 Agreement”).

WHEREAS, Genzyme is the successor in interest to GelTex Pharmaceuticals, Inc. under the 1999 Agreement.

WHEREAS, Genzyme sublicensed certain patent rights (the “Patent Rights”) obtained from Nitto Boseki Co. Ltd. (“Nittobo”) to CCC pursuant to the terms of a sublicense agreement dated July 10, 1997 (the “Sublicense Agreement”) and CCC has experience in the production of PAA, as further described in Exhibit A hereto (the “Product”);

WHEREAS, Cambrex Karlskoga, a corporation organized under the laws of Sweden with a place of business at SE-691 85 Karlskoga, Sweden (“Karlskoga”) and Genzyme assigned the Patent Rights to Karlskoga pursuant to the terms of the Sublicense Agreement;

WHEREAS, for purposes of this Agreement, the term “Affiliate” shall mean any corporation or other entity that controls, is controlled by, or is under common control with a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity;

WHEREAS, Genzyme requires the Product for the production of certain non-absorbed phosphate binders (including Renagel® and any other nonabsorbed phosphate binder produced by Genzyme) and a non-absorbed cholesterol reducer (Cholestagel®) (hereinafter be referred to collectively as “End Products”);

WHEREAS, the primary raw material for the manufacture of Product is monoallylamine (“MAA”);

WHEREAS, the End Products may be manufactured by certain third party manufacturers identified in writing to CCC (the “Contract Manufacturers”) and will be marketed and sold by certain third party collaborators identified in writing to CCC (the “Collaborators”);

WHEREAS, CCC is willing to sell to Genzyme and Genzyme, either directly or through its Contract Manufacturers, is willing to purchase from CCC, Product manufactured by CCC in accordance with the price and other terms set forth herein;

WHEREAS, Genzyme and CCC desire to extend its supply relationship and replace the 1999 Agreement with this Agreement, effective on the Effective Date hereof.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

MANUFACTURE AND SALE

1.01                        Supply.       During the term of this Agreement and subject to the terms and conditions set forth herein, CCC shall manufacture and supply to Genzyme and Genzyme shall purchase [                              ]* of its annual requirements of the Product from CCC. For purposes hereof, Genzyme’s annual requirements shall include the annual requirements of the Collaborators and Contract Manufacturers having an obligation to obtain Product through Genzyme. Genzyme’s Maximum Purchase Volume (MPV) in any one calendar year shall be [                              ]*. Should Genzyme's MPV exceed such amount, the parties shall work in good faith to increase the capacity.

1.02                        Safety Stock.  During the Term of this Agreement, CCC shall maintain a [                              ]* of Product as safety stock; provided that Genzyme’s total annual purchase volume exceeds [                        ]*. Such amount shall be determined based on monthly average of the annual forecast for Product to be delivered to Haverhill, U.K.

1.03                        Quality of Product.  CCC agrees to manufacture the Product to meet the specifications set forth in Exhibit A hereto (the “Specifications”), and in accordance with all applicable regulatory requirements relating to the manufacture of the Product and the terms and conditions of the Technical Agreement, which is attached hereto as Exhibit B (the “Technical Agreement”), and shall not deviate in any way whatsoever therefrom without the written permission of a duly authorized representative of the Purchasers.

1.04                        Secondary Source of Supply.  Genzyme has qualified Product produced at Karlskoga for use at Genzyme in Haverhill UK, and may qualify other CCC Affiliates, as a secondary supplier of Product. CCC may only use such secondary suppliers of Product qualified by Genzyme to manufacture such portion [                              ]* as CCC shall determine. In [                     ]*, Genzyme will use commercially reasonable efforts to arrange for Product manufactured at [                              ]*. Notwithstanding its use of a secondary source of supply, CCC shall remain obligated to supply Genzyme with the quantities of Product described in Section 1.01, and CCC shall be solely responsible for ensuring that all Product manufactured for Genzyme, whether by CCC or another Affiliate of CCC, satisfies the quality requirements and meets the warranties sets forth in this Agreement. If requested by Genzyme, CCC shall use commercially reasonable efforts to cause the secondary source to enter into a Technical Agreement with Genzyme in a timely manner.

ARTICLE II

TERM

2.01                        Term.                The term of this Agreement shall commence on the Effective Date and shall terminate [                              ]* (the “Initial Term”), and is not subject to earlier cancellation by either party except as otherwise specifically provided herein.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

2.02                        Renewal Term.              The Agreement shall automatically renew after the Initial Term and continue in effect for [            ]* periods (each such period being a “Renewal Term”).

2.03                        Cancellation.                        Should either party desire to cancel the Agreement at the end of the Initial Term or at the end of any Renewal Term, then such party must provide written notice of cancellation to the other party [                              ]* prior to the termination date of the Initial Term or the relevant Renewal Term, as the case may be.

2.04                        Extension.                                       CCC or Genzyme has the option to open negotiations on the extension of this Agreement [              ]* prior to its expiration.

ARTICLE III

PRICE, ORDERS AND TERMS OF PAYMENT

3.01                        Price.                   The Price for the Product is as set forth in Schedule 3.01 hereof. The Price for Product purchased from [                              ]* through [                              ]* shall be adjusted as set forth in Schedules 3.01 and 3.01a, hereof. The Price for Product purchased from [                              ]* through [                              ]* shall be adjusted as set forth in Section 3.02 and Schedule 3.01.

3.02                        Price Revision January 1, 2007 - December 31, 2013 Purchases.   The Price, excluding the contribution of [              ]* (the “Base Price”) will be subject to an annual [                              ]* over the actual price determined for the prior year commencing on January 1, 2007, considering [                              ]* as set forth in Schedule 3.01. Further, the portion of the Price [                              ]*, will also be adjusted based upon the [                              ]* for the upcoming year and [                              ]*. At the end of each contract year, the [                              ]* will be determined and any difference in projected price will be invoiced to Genzyme or credit made to its account. The contribution for [                              ]* is forecast to be [                    ]* for each kilogram of Product produced, based upon a price of [            ]* (plus freight, insurance and applicable duty)  per kilogram of [               ]*. Genzyme has the option to independently negotiate the price and supply of [                                       ]*. The parties also agree to negotiate in good faith [                              ]* in the event of [                              ]*.

3.03                        Rebate.      If this Agreement is executed by the parties by [                              ]* (unless a later date is mutually agreed to by the parties) and if Genzyme orders and takes title to at least [                   ]* of Product between [                              ]* and [                              ]* then CCC shall provide Genzyme a rebate of [                  ]*, paid through a credit to the Genzyme account for Product.

3.04                        Projections.                                 Genzyme or its Contract Manufacturers shall issue at quarterly intervals a twelve (12) month non binding forecast estimating its total requirements of Product from CCC (Forecast). CCC will use these forecasts for planning purposes only, unless and until such time as Genzyme issues a firm purchase order for delivery of Product. If during any quarter, the quantity set forth in firm purchase orders requested by Genzyme exceeds the most recent forecast provided for such quarter by more than [                              ]*, CCC shall use its best efforts to accommodate any increases in the quantity of Product which Genzyme shall request under new purchase orders.

3.05                        Purchase Orders.      Quarterly, Genzyme or its Contract Manufacturers shall submit purchase orders for firm orders of Product with each rolling forecast issued pursuant to Section 3.04, above. Such purchase orders shall be firm orders covering the first three months of the

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

Forecast and set forth the quantities of Product to be purchased, the delivery dates and shipping instructions and place of delivery, and shall allow at least [                         ]* days for delivery. Each purchase order issued hereunder shall be governed by the terms of this Agreement, and none of the terms or conditions of Genzyme’s or CCC’s forms shall be applicable, except for those specifying quantity ordered, delivery dates, special supply and packing instructions, and invoice instructions.

3.06                        Payment Terms.       Payment for the Product shall be due to CCC not later than [                          ]* days from the date of invoice of Product by CCC. All payments and communications regarding the Product shall be delivered to CCC at the address designated in Section 9.06 hereof.

ARTICLE IV

DELIVERY AND TITLE

4.01                        Terms of Delivery.    [                              ]*

4.02                        Manufacture of Product.

A.                                    All Product delivered under this Agreement shall be manufactured in compliance with the terms and conditions of the Sublicense Agreement.

B.                                    The Product shall be manufactured in accordance with all applicable regulatory standards and the Technical Agreement. CCC shall be responsible for maintaining or causing to be maintained, on behalf of Genzyme, the retention samples of the Product required by applicable regulatory standards.

C.                                    CCC shall provide the current Material Safety Data Sheet (MSDS) to Genzyme for all Product delivered hereunder.

D.                                    CCC will maintain, and will cause any Affiliate to maintain, complete and accurate records relating to the Product and the manufacture, packaging and testing thereof for the period required by applicable regulatory standards. Without limiting the generality of the foregoing, CCC shall or shall cause any Affiliate to:

1)                                     perform quality assurance and control tests on each lot of Product manufactured before delivery and shall prepare and deliver to Genzyme a written report of the results of such tests, with each report setting forth for each lot delivered the items tested, specifications and results in a Certificate

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

of Analysis containing the types of information required by applicable regulatory standards, and

2)                                     prepare and maintain for a period of not less than [                              ]* and for so long as required under applicable regulatory standards for each lot of Product manufactured a certificate of manufacturing compliance containing the types of information required by applicable regulatory standards, which will certify that the lot of Product was manufactured in accordance with Specifications and cGMPs.

E.                                     Each party shall promptly advise the other of any safety or toxicity problem of which either party becomes aware regarding the Product or intermediates used in the manufacture of the Product.

F.                                      The parties shall make their best efforts to facilitate the incorporation of process improvements approved by Genzyme into the Product manufacturing scheme.

4.03                        Inspection.    Within a reasonable time of arrival of the Product at Genzyme’s facility or the facility of a Contract Manufacturer, as the case may be, the recipient of the Product shall inspect and test the Product at its cost. If the party testing the Product finds that the Product does not conform to the Specifications, Genzyme shall within [                              ]* after the date of such arrival, give CCC written notice of any claim setting forth the details of such non-conformity and any payment for such non-conforming Product shall be delayed until conforming Product has been accepted. CCC shall replace, at its expense, any non-conforming Product within [                              ]* after CCC receives the above mentioned written notice. This procedure shall continue until such time as the recipient of the Product shall determine that the Product conforms to the Specifications. Disputes between the parties as to whether all or any part of a shipment rejected conforms to the Product Specifications shall be resolved by a mutually acceptable third-party testing laboratory.

4.04                        Plant Visits.    CCC shall, and shall cause any Affiliate to permit representatives of Genzyme and / or its Collaborators, to visit the facilities where the Product is manufactured for the purpose of reviewing the manufacture and testing of the Product and related batch records and of conducting compliance audits associated with cGMPs and other regulatory requirements. Genzyme agrees to give CCC and any Affiliate, as the case may be reasonable notice of any proposed visit to a Product facility by a Genzyme representative or a Collaborator representative. Any such visits shall be during normal business hours on work days and be subject to a standard confidentiality agreement. In addition, CCC shall, and shall cause any Affiliate to, permit governmental inspectors acting pursuant to statutory authority to inspect the facilities where the Product is being manufactured, and to review required documentation. CCC shall notify Genzyme in advance of any planned visit by a governmental inspector and shall promptly notify Genzyme following an unscheduled visit by a governmental inspector; provided such visits are related to the manufacture of Product.

4.05                        Audit Rights.    CCC agrees to provide Genzyme with such financial information as Genzyme may reasonably request in order that Genzyme may verify that any revisions to the Base Price permitted under Section 3.02 and Schedule 3.01 hereof have been accurately calculated.

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

ARTICLE V

WARRANTIES, INDEMNITIES AND INSURANCE

5.01                        Warranties.

A.                                    CCC warrants that

1)                                     Product delivered pursuant to this Agreement (whether manufactured by CCC or another CCC Affiliate) shall (i) conform with the Specifications, (ii) be manufactured in accordance with applicable regulatory standards, (iii) be conveyed with good title, free from any lawful security interests, lien or encumbrance, and (iv) if applicable shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act for manufacturers of active pharmaceuticals ingredients; provided, however, that CCC shall not be liable for misbranding or adulteration which is due to any labelling, instructions or packaging provided to CCC by Genzyme; and,

2)                                     the facility used to manufacture the Product is in substantial compliance with all applicable regulatory requirements and there are no pending or uncorrected citations or adverse conditions affecting the manufacture of Product noted in any inspection of the facility.

CCC MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY CCC.

B.                                    Genzyme warrants that it is authorized to license the Patent Rights to CCC and Karlskoga and other CCC Affiliates and that the Contract Manufacturers identified to CCC are authorized and accepted by Nittobo.

C.                                    It is understood and agreed that CCC has no control over the ultimate use of the Product or use of products that include or were manufactured with the Product, and CCC shall have no liability in connection with any such use except as may be set forth below.

5.02                        Specifications.                 Genzyme shall deliver to CCC written notice of any required changes to the Specifications, and CCC will use its best efforts to accommodate such Specification changes. If any specification change requested affects CCC’s costs of producing the Product, the parties will negotiate, in good faith, any increases to the pricing set forth in Sections 3.01 and 3.02 hereof.

5.03                        [                              ]*

A.                                    Genzyme.   [                              ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

B.                                    CCC.                  [                              ]*

5.04                        [                              ]*

5.05                        Patent.            [                              ]*

5.06                        [                              ]* Procedures.   [                              ]*

5.07.                     Minimum Insurance Coverage Limits:                                 Without limiting the scope of its aforementioned defense, hold harmless and indemnity duties, each party shall maintain at its sole cost and expense the following insurance; provided that the parties may self insure all or any

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

portion of such insurance. The insurance required hereunder should include at least the following terms and conditions:

A.                                    Policies and Limits.

[                              ]*

B.                                    CGL Features:  Said commercial general liability insurance shall provide primary level coverage for bodily injury, personal injury, advertising injury, death or property damage (or loss of use thereof) occurring on, in or about any of the parties’ premises and/or arising out of the parties’ “work,” which insurance shall be a primary policy. Coverage shall be afforded with endorsements where necessary to cover risks for premises-operations, completed operations-products, independent contractors, and any other activity contemplated by the work.

C.                                    Additional Insured Requirements:  Except for any portion of the insurance that is self-insured, each party will cause the other to be named as an additional insured on each of the aforementioned policies by specific endorsement (except Workers Compensation) unless the insurer so designates the other party in writing under a “blanket” coverage provision. A party’s additional insured status shall be applicable as to any occurrence, accident or condition allegedly arising from the work of the other party (including any of its employees, agents or contractors).

D.                                    Certificates of Insurance:  Before commencing the “work,” each party shall furnish the other a true copy of a certificate of coverage issued by the responsible insurance carrier or the party referencing this Agreement, designating the other party as an “additional insured.”

E.                                     Cancellation of Insurance:  Before cancelling or replacing any insurance required under this Agreement, each party shall give the other at least thirty (30) days written

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

notice, but only if such replacement coverage diminishes the scope of the existing coverage. If a party receives actual or constructive notice that insurance required under this Agreement is to be terminated by an insurer, than that party shall give the other party notice of such termination as soon as is commercially reasonable after such party receives such notice, but in no case, more than two (2) business days after receiving such notice.

F.                                      Occurrence v. Claims-Made. Provided such coverage is reasonably commercially available, all coverages required under this Agreement will be provided upon an occurrence basis. When only claims-made coverage is available, each party will use commerically reasonable efforts to either renew and maintain such coverages or provide an extended reporting endorsement (tail coverage), provided such coverage is reasonably commercially available.

G.                                    Carrier Rating. Except in the case of self-insurance, all insurance required under this Agreement shall be placed with an insurer that has an A.M. Best rating of A-(X) or better.

ARTICLE VI

CONFIDENTIALITY

6.01                        Confidential Information.   Each Party shall maintain as confidential and shall not disclose to a third party, copy, nor use for purposes other than the performance of this Agreement, any information which relates to another Party’s or its Affiliates’ business affairs, financial data, pricing, customer lists, projects, economic information, systems, plans, procedures, operations, techniques, technology, patent applications, trade secrets, know-how, inventions, technical data or specifications, testing methods, research and development activities, clinical studies (including, without limitation, information related to the participants of such studies), marketing strategies, the terms of this Agreement or other confidential or proprietary information (hereinafter “Confidential Information”), and each agrees to protect that Confidential Information with the same degree of care it exercises to protect its own Confidential Information (but in no event less than a reasonable standard of care) and to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof. The Parties agree that all Confidential Information relating to Genzyme rights or property described in Section 7.01 below shall be Genzyme Confidential Information. Each Party may disclose Confidential Information of another Party only to its own employees, consultants or advisors having a need to know for the purposes of this Agreement (which may include, without limitation, temporary and contract employees, attorneys, technical experts and accountants), provided always that such employees, consultants and advisors have signed a non-disclosure agreement with similar and sufficient clauses protecting the disclosure of confidential information as contained herein or are otherwise bound by such a duty of confidentiality.

6.02                        Exceptions. The obligations set forth in Section 6.01 hereof shall not apply to any Confidential Information which the receiving Party (in each instance a “Receiving Party”) can demonstrate: (i) is or becomes a matter of public knowledge through no fault of the Receiving Party; (ii) was rightfully in the Receiving Party’s possession in a complete and tangible form before it was received from the disclosing Party (in each instance, a “Disclosing Party”), (iii) is furnished to the Receiving Party on a non-confidential basis from a third party, provided that such third party is not bound by an obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; (iv) is independently developed by the Receiving Party prior to receipt of the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent and for the purposes of such required disclosure and provided that (a) the Disclosing Party is promptly notified by the Receiving Party in order to provide the Disclosing Party an opportunity to seek a protective order, and (b) the Receiving Party takes all reasonable actions to obtain confidential treatment for such information and, if possible, to minimize the extent of such disclosure.

6.03                        Publicity.                                              Except as may be required by applicable laws and regulations or a court of competent jurisdiction, as required to meet credit or other financing arrangements, or as required or appropriate in the reasonable judgment of either party to satisfy the disclosure requirements of any applicable securities law or regulation, neither party shall make any public release or other disclosure with respect to this Agreement or the terms hereof without the prior consent of the other party.

ARTICLE VII

RIGHTS TO PRODUCT

7.01                        Ownership.                                    Any and all improvements, discoveries and/or inventions, whether or not patentable, which may be made or conceived by CCC or any of the other CCC Affiliates manufacturing Product during the Initial Term or any Renewal Term of this Agreement and which is based on the Patent Rights, the Product or products using the Product, shall be the sole and exclusive property of Genzyme. CCC shall provide and shall cause any such CCC Affiliate to provide, full disclosure to Genzyme of all such improvements, discoveries, and/or inventions described above, and shall execute or cause to be executed any and all applications, assignments, or other instruments which Genzyme shall deem necessary or useful in order to apply for and obtain Letters Patent of the United States and all foreign countries for discoveries and improvements believed to be inventions, and shall assign and conveyor caused to be assigned and conveyed to Genzyme sole and exclusive right, title, and interest in and to the discoveries and improvements and to all patent applications and patents thereon. Genzyme will bear the cost of preparation of all such patent applications. Notwithstanding the above, Genzyme grants CCC a limited, perpetual, royalty-free, world-wide license for any improvements, inventions or discoveries (whether or not patentable) conceived by CCC during the Initial Term or any Renewal Term related to, or useful in connection with the Product manufacturing process (i) for CCC’s use in the manufacture of the Product and (ii) for CCC’s use in connection with the manufacture of another product that is not a polyallylamine-based pharmaceutical product and does not compete with the End Products.

ARTICLE VIII

TERMINATION FOR CAUSE

8.01 Early Termination.               This Agreement may be terminated by either party as follows:

A.                                    By a party immediately upon written notice by another party that it has filed or has had filed against it a petition under the Bankruptcy Act, makes an assignment for the benefits of creditors, has a receiver appointed for it or any of its assets.

B.                                    By a party if another party fails to perform or otherwise breaches any of its material obligations hereunder, by giving notice of its intent to terminate and stating the grounds therefore. The party receiving such notice shall have ninety (90) days from receipt thereof if such breach or failure involves a non-monetary obligation and fifteen (15) days if the breach or failure is regarding a monetary obligation, to cure the failure or breach, at which time this Agreement shall terminate if such failure or breach has not been cured. In no event, however, shall such notice of termination be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

8.02                        Effect of Termination.                      Termination of this Agreement, for whatever reason, shall not affect the obligations of specified in Section 8.02 or Articles V, VI, VII and IX hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.01                        Force Majeure.              Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) caused by an event outside the affected party’s reasonable control shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include without limitation any delay of FDA approval for products incorporating Product; government action or regulation, acts of God; acts of a public enemy; insurrections; riots; injunctions; embargoes; fires; explosions; floods; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are appropriate in that party’s discretion to relieve the effect of such cause as rapidly as possible. Notwithstanding the foregoing or anything else in this Agreement to the contrary, should the force majeure event result in inability of a party to fully perform hereunder for a period of more than nine (9) months, the other party shall have the right to immediately terminate this Agreement.

9.02                        Assignment.                              No party shall assign this Agreement or any part thereof without the prior written consent of the other parties; provided however, a party, without such consent, may assign or sell the same in connection with the transfer, license or sale of all or substantially all its entire business to which this Agreement pertains, in the event of its merger or consolidation with another company or in the event of the transfer or sale to a wholly-owned subsidiary.

9.03                        Successors In Interest.                        This Agreement shall be binding upon and inure to the benefit of the parties hereto, their subsidiaries, affiliates, successors and permitted assigns. Assignment to an Affiliate or subsidiary shall not release the party making such assignment from responsibility for its obligations under this Agreement.

9.04                        Entire Agreement.                                               This Agreement and schedules and exhibits thereto and the Technical Agreement, together shall constitute the entire agreement between the parties hereto and shall supersede any other agreements, whether oral or written, express or implied, as they pertain to the Product. This Agreement may not be changed or modified except by written instrument signed by both parties.

9.05                        Relationship.                         The relationship created by this Agreement shall be strictly that of the buyer and seller. No party is hereby constituted an employee, an agent or legal representative of the other party for any purpose whatsoever, and is granted no right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement.

9.06                        Notice.          Any notice required hereunder may be served by either party on the other by personal delivery, or by sending same, post-prepaid, by registered or by certified mail, or sent by facsimile to the respective party’s address set forth below:

CCC:	Cambrex Charles City, Inc.
1205 11th Street
Charles City, Iowa 50616-3466
Attention: Site Director
(fax 641-228-4152)

with a copy to:	Cambrex Corporation
One Meadowlands Plaza
East Rutherford, NJ 07073
Attention: General Counsel
(fax 201-804-9852)

Genzyme:	Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
Attention: Jim Shuman
(fax )

with a copy to:	Legal department
Metro West Place
15 Pleasant Street Connector
Framingham, MA 01701

or to such other address as one party may notify the other as provided herein.

9.07                        Waiver.      A waiver by any party for a breach of any of the terms of this Agreement by any other party shall not be deemed a waiver of any subsequent breach of the terms of this Agreement.

9.08                        Governing Law.      This Agreement is to be governed by and construed in accordance with the laws of the State of New York without reference to Choice of Law rules.

9.09                        Severability.                             If any provision of this Agreement or the application of any of such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions thereof.

9.10                        Dispute Resolution.                                       Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by arbitration in accordance with the Rules of the American Arbitration Association and judgment upon award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Written notice of demand for arbitration shall be filed with the other party to the Agreement and with the American Arbitration Association within a reasonable time after the dispute has arisen. Any such arbitration shall be held in Charles City, Iowa if the arbitration is demanded by Genzyme and in Boston, Massachusetts if CCC demands the arbitration.

9.11                        Counterparts.                      This Agreement may be executed in any number of counterparts, each of which once executed and delivered, shall be deemed an original, but all of which constitute but one and the same Agreement. All headings, captions, exhibits, schedules and tables are inserted by convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

IN WITNESS WHEREOF, the parties by there authorized representatives have executed this Agreement as of the date first above written.

Cambrex Charles City, Inc.

/s/ James A. Mack
By: James A. Mack

Title: President, CEO, Chairman

Date: 2-28-06

Genzyme Corporation

/s/ Michael S. Wyzga
By: Michael S. Wyzga

Title: CFO

Date: 2-4-06

Schedule 3.01

Price

[                              ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

Schedule 3.01a

[                              ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

Exhibit A
Specifications

[                              ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

TECHNICAL AGREEMENT

[                              ]*

*Confidential information omitted and filed separately with the Securities and Exchange Commission.